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                            ASSET PURCHASE AGREEMENT

                                      AMONG

                      TANDYCRAFTS, INC., TAC HOLDINGS, INC.

                                       AND

                           TANDYARTS, INC., AS SELLERS

                                       AND

                   PINNACLE FRAMES AND ACCENTS, INC., AS BUYER






                         Dated: As of November 22, 2002





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                                TABLE OF CONTENTS

                                                                           PAGE


1.    Sale and Purchase of Assets..............................................1
      1.1   Sale of Assets to Buyer............................................1
      1.2   Excluded Assets....................................................2

2.    Purchase Price...........................................................3

      2.1   Amount and Payment of Consideration................................3
      2.2   Assumption of Liabilities..........................................4
      2.3   Additional Payments................................................5
      2.4   Deposit............................................................5
      2.5   Post-Petition Taxes................................................6

3.    Closing Date.............................................................7

4.    Representations and Warranties by Sellers................................7
      4.1   Organization and Authority.........................................7
      4.2   Authorization of Agreement.........................................7
      4.3   Consents of Third Parties..........................................7
      4.4   Title to Assets....................................................7
      4.5   Financial Statements...............................................7
      4.6   Absence of Certain Changes.........................................8
      4.7   Intangible Assets..................................................8
      4.8   Litigation; Compliance with Laws...................................9
      4.9   List of Agreements.................................................9
      4.10  Status of Agreements...............................................9
      4.11  Equipment.........................................................10
      4.12  Inventory.........................................................10
      4.13  Taxes.............................................................10
      4.14  Labor Matters.....................................................11
      4.15  Employee Benefits.................................................11
      4.16  Customers and Suppliers...........................................12
      4.17  Environmental Matters.............................................12
      4.18  Brokers Fees; No Commissions......................................12
      4.19  Books and Records.................................................12
      4.20  Sufficiency of Assets.............................................12
      4.21  Professional Fees and Working Capital.............................13

5.    Representations and Warranties by the Buyer.............................13
      5.1   The Buyer's Organization and Authority............................13
      5.2   Authorization of Agreement........................................13
      5.3   Consents of Third Parties.........................................13

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      5.4   Litigation........................................................13
      5.5   Equity............................................................13

6.    Further Agreements of the Parties.......................................13
      6.1   Financing.........................................................13
      6.2   Operations of the Sellers.........................................14
      6.3   Access to Information.............................................14
      6.4   Employees; ERISA..................................................15
      6.5   Determination of Working Capital..................................17
      6.6   Break-Up Fee; Expenses............................................18
      6.7   Non-Solicitation..................................................18
      6.8   Assumed Contracts and Cure Amounts................................19
      6.9   Further Assurances................................................19
      6.10  Buyer's Covenant to Satisfy Conditions............................19
      6.11  Sellers' Covenant to Satisfy Conditions...........................19

7.    Conditions Precedent to Closing.........................................20
      7.1   Conditions Precedent to the Obligations of the Buyer..............20
      7.2   Conditions Precedent to the Obligations of Sellers................21

8.    Transactions at the Closing.............................................22
      8.1   Documents to be Delivered by Sellers..............................22
      8.2   Documents to be Delivered by the Buyer............................22

9.    No Survival.............................................................22

10.   Termination.............................................................22
      10.1  Termination.......................................................22
      10.2  Effect of Termination.............................................23
      10.3  Deposit...........................................................23
      10.4  Expense Reimbursement.............................................24

11.   Miscellaneous...........................................................24
      11.1  Notices...........................................................24
      11.2  Entire Agreement..................................................25
      11.3  Headings..........................................................25
      11.4  Governing Law.....................................................25
      11.5  Separability......................................................25
      11.6  Assignment........................................................25
      11.7  Publicity.........................................................25
      11.8  Bankruptcy Court Jurisdiction.....................................26
      11.9  Counterparts......................................................26

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                            ASSET PURCHASE AGREEMENT

                             AS OF NOVEMBER 22, 2002

         The parties to this agreement are Tandycrafts, Inc., a Delaware corporation ("Tandycrafts"), TAC Holdings, Inc., a Delaware corporation ("TAC"), and Tandyarts, Inc., a Nevada corporation ("Tandyarts" and together with Tandycrafts and TAC, the "Sellers"), as debtors and debtors-in-possession in a Chapter 11 case (No. 01-01764-MFW) (the "Case") pending before the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), and Pinnacle Frames and Accents, Inc., a Delaware corporation (the "Buyer").

         On May 15, 2001 (the "Filing Date"), the Sellers filed with the Bankruptcy Court voluntary petitions for relief under chapter 11 of the United States Code, 11 U.S.C. ss.ss. 101 et seq. (the "Bankruptcy Code"). Sellers continue to operate their businesses and manage their properties as debtors-in-possession.

         The Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, substantially all of the assets of the Sellers, and assume certain contracts or leases, pursuant to Sections 363 and 365 of the Bankruptcy Code, and on the terms and conditions of this agreement, with an aggregate of $20,800,000 of the purchase price (the "Secured Lender Proceeds") payable to Wells Fargo Bank Texas, N.A. and Bank One, N.A., the pre-petition lenders to the Sellers (the "Banks"). The Banks, which have security interests in and liens on substantially all of the assets of Sellers, are willing to consent (to the extent such consent is required under the Bankruptcy Code) to the sale of the Sellers' assets to the Buyer, and to the waiver and release of certain claims against the Debtors, their estates and the assets to be sold hereunder all in exchange for the Secured Lender Proceeds and certain additional non-monetary consideration, subject to the terms and the conditions specified in this agreement.

         Accordingly, the parties agree as follows:

         1.   Sale and Purchase of Assets.

              1.1 Sale of Assets to Buyer . Subject to the other terms and conditions set forth in this agreement, and at the closing referred to in section 3.1, the Sellers shall sell and assign to the Buyer, and the Buyer shall purchase and acquire, all of the assets of the Sellers (excluding only the assets referred to in section 1.2) as those assets exist on the Closing Date referred to in section 3.1, free and clear of all liens, claims and encumbrances ("Liens") (except for those Liens to be assumed by Buyer pursuant to section 2.2). Except as otherwise provided in section 1.2, the assets of the Sellers to be sold and assigned (collectively, the "Assets") include, but are not limited to, the following:

                   (a) all inventory, including all work-in-process and finished goods, and all raw materials;

                   (b) all equipment, furniture, fixtures and leasehold improvements, office equipment, supplies and all other tangible personal property, wherever located, that are owned by the Sellers, including without limitation those listed on schedule 1.1(b);

                   (c) all rights of the Sellers under the executory contracts, unexpired leases and other agreements (the "Assumed Contracts") relating to the business and operations of the Sellers that are listed on schedule 1.1(c);

                   (d) all prepaid expenses and security deposits;

                   (e) all accounts receivable of the Sellers as of the close of business on the Closing Date;

                   (f) all cash, bank accounts, certificates of deposit, commercial paper, treasury bills and notes and all other marketable securities as of the close of business on the Closing Date;

                   (g) all patents, trademarks, trade names, logos and other tangible and intangible personal property relating to the business of the Sellers together with the good will of the business associated with those patents, trademarks, trade names and logos, including without limitation those listed on schedule 1.1(g);

                   (h) all of the Sellers' rights under manufacturers' and vendors' warranties relating to items included in the Assets and all similar rights against third parties relating to items included in the Assets;

                   (i) all causes of action, choses in action and rights of recovery and counterclaims or setoffs of the Sellers that relate to the Assumed Contracts or the liabilities assumed by Buyer pursuant to
         Section 2.2 hereof, and the preference or avoidance actions and claims of Sellers pursuant to sections 547 and/or 550 of the Bankruptcy Code listed on schedule 1.1(i);

                   (j) all files, logs and business records of every kind relating to the operations of the business of the Sellers, including, but not limited to, sales correspondence, promotional materials, and credit and sales records; and

                   (k) all tax refunds for state and local taxes, any portion of federal tax refunds relating to the Post-Petition Tax Period, insurance policies (excluding any policy that by its terms is not assignable, unless the Court orders assignment of such policy) and insurance claims, including without limitation those listed on schedule 1.1(k).

              1.2 Excluded Assets. The following assets (the "Excluded Assets") shall be retained by Sellers and shall not be sold or assigned to the Buyer:

                   (a) any executory contract, unexpired lease or other agreement not listed on schedule 1.1(c) or for which assumption by Sellers and assignment to the Buyer is not approved by the Bankruptcy Court (the "Excluded Contracts");

                   (b) cash in the amount of (i) $350,000 (the "Excluded Cash"), to be applied to pay Post Closing Professional Fees and Costs of Administration as defined in section 2.3 and (ii) the Estimated Post-Petition Tax Amount, calculated and delivered to Sellers in accordance with section 2.5;

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                   (c) the real property located in Fort Worth, Texas (the "Fort
         Worth Property") described on schedule 1.2(c), together with any and all liabilities and obligations related thereto;

                   (d) the account books of original entry and general ledgers and all corporate records of Tandycrafts and its subsidiaries, including tax returns and stock transfer books;

                   (e) all causes of action, choses in action and rights of recovery and counterclaims or setoffs of the Sellers and all actions or claims of any Seller under sections 510, 544, 545 and 547-553 of the Bankruptcy Code, other than those that relate to the Assumed Contracts or the liabilities assumed by Buyer pursuant to Section 2.2 hereof and the preference or avoidance actions and claims of Sellers pursuant to sections 547 and/or 550 of the Bankruptcy Code listed on schedule 1.1(i); and

                   (f) the capital stock of the Sellers and any subsidiaries of the Sellers;

                   (g) tax refunds for federal income taxes, other than portions thereof relating to the Post-Petition Tax Period;

                   (h) prepaid retainers relating to professional fees and expenses in connection with the Case; and

                   (i) the other assets listed on schedule 1.2(i).

          2.  Purchase Price.


              2.1 Amount and Payment of Consideration. As full consideration for the Assets, the Buyer shall:


                   (a) pay to or for the benefit of Sellers at the closing a cash purchase price (the "Purchase Price") of $23,450,000 plus the amount of all "cure" payments required to be paid in connection with the assumption of the Assumed Contracts (by Bankruptcy Court order or pursuant to an agreement with a contracting party to any Assumed Contract), minus any professional fees and expenses and costs of administration paid by Sellers between September 30, 2002 and the Closing Date, and assume the non-tax priority claims set forth on schedule 2.1(a), of which $20,800,000 will be indefeasibly paid to the Banks;

                   (b) pay to Sellers (i) after the Closing Date, any amounts payable pursuant to section 2.2(c) as provided in sections 2.2(b) and 2.2(c) and (ii) on the Closing Date, the Estimated Post-Petition Tax Amount as provided in section 2.5; and

                   (c) assume, and agree to pay, perform and discharge, certain specific obligations and liabilities of Sellers as set forth in section 2.2(a).

                   The Banks have agreed that subject to the fulfillment of the conditions precedent and delivery of the documents specified in Sections 7 and 8 hereof and the occurrence of a

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closing no later than December 30, 2002 of the sale of the Assets for an amount not greater than the Purchase Price (as the same may be adjusted pursuant to this agreement), the Banks will accept cash payment to them of $20,800,000 at closing pursuant to this agreement and the transfer to them of the Fort Worth Property to be in full and final satisfaction of all liabilities and obligations of Sellers to the Banks pursuant to the Amended and Restated Revolving Credit Agreement, dated October 13, 2000, and all related documents (the "Bank Debt") or otherwise, and at such closing the Banks will release all Liens they may have against the Assets and waive any rights to assert a deficiency claim against any other assets of the Sellers, including any proceeds from the sale of the Assets that are not payable to the Banks pursuant to the terms of this Agreement.

              2.2  Assumption of Liabilities.

                   (a) At the closing, the Buyer shall assume, and shall agree to pay, perform and discharge and shall agree to indemnify and hold Sellers harmless from (1) the accounts payable and accrued expenses (including post-petition taxes, if any, other than the Business Taxes described in section 2.5) of Sellers that arose in the ordinary course of business after the Filing Date and on or before the Closing Date (excluding for all purposes the amount owing to Bankers Direct Leasing, a division of EAB Leasing Corp. ("Bankers Leasing"), professional fees and all other expenses and costs of administration of Sellers' bankruptcy proceeding, including U.S. Trustee's fees, and accrued interest); and (2) all of the obligations and liabilities of Sellers to the extent arising exclusively during the period after the close of business on the Closing Date under the Assumed Contracts that are assumed and assigned to Buyer pursuant to Section 365 of the Bankruptcy Code.

                   (b) At the closing, from the $20,800,000 payable to the Banks pursuant to section 2.1, the Banks will deposit into escrow pursuant to an escrow agreement reasonably satisfactory to the Banks and the other parties thereto, $800,000. If the Buyer assumes the Allowed Tax Priority Claims in accordance with section 2.2(c), the amount in escrow shall be released and paid to the Banks. If the Buyer does not assume the Allowed Tax Priority Claims in accordance with section 2.2(c), the Banks will lend the Alternative Bank Loan to the Buyer, pursuant to documentation reasonably satisfactory to the Banks and the other parties thereto but generally on the terms set forth on schedule 2.2(b), to be applied by the Buyer to pay to the Sellers all or a portion of the Additional Purchase Price for the Assets, as provided in section 2.2(c).

                   (c) After the Closing Date, the Sellers will seek to resolve the amount of any disputed priority tax claims (the aggregate amount of the filed, deemed-filed, or otherwise allowed priority tax claims are set forth on schedule 2.2(c) hereto). The aggregate amount of the priority tax claims that ultimately become "allowed" claims (pursuant to Section 502 of the Bankruptcy Code and Bankruptcy Rules 3003(b)(1),
         (c)(4) and 3007), shall hereinafter be referred to as "Allowed Tax Priority Claims." After the amount of Allowed Tax Priority Claims has been resolved, the Sellers (or any successor thereto) and Buyer will seek a Bankruptcy Court order permitting the Buyer to assume the Allowed Tax Priority Claims, so long as (a) the aggregate amount of (i) the Allowed Tax Priority Claims and (ii) the non-tax priority claims set forth on schedule

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          2.1(a) ("Non-Tax Priority Claims") does not exceed $1,000,000, and (b)
          any such Bankruptcy Court order is reasonably satisfactory to the Buyer and would enjoin the holders of the Allowed Tax Priority Claims under Sections 105 and 1129(a)(9)(c) of the Bankruptcy Code from pursuing any action against Buyer so long as Buyer complies with the
          Section 1129(a)(9)(c) payout procedures (such an order hereinafter referred to as a "Tax Claim Assumption Order"). If either (a) the aggregate amount of (i) the Allowed Tax Priority Claims and (ii) the Non-Tax Priority Claims exceeds $1,000,000, or (b) the Bankruptcy
          Court will not enter a Tax Claim Assumption Order, then the Buyer shall pay to Sellers, as additional purchase price for the Assets, the lesser of: (1) $1,000,000 minus the amount of the Non-Tax Priority Claims or (2) the amount of the Allowed Tax Priority Claims ("Additional Purchase Price"), and the Banks shall loan to the Buyer the lesser of $800,000 and the Additional Purchase Price ("Alternative Bank Loan"), as provided in section 2.2(b). Notwithstanding the foregoing, if the aggregate amount of (i) the Allowed Tax Priority Claims and (ii) the Non-Tax Priority Claims exceeds $1,000,000, the Buyer and Sellers (or their successor) will nevertheless make good faith efforts to obtain from the Bankruptcy Court a Tax Claims Assumption Order, authorizing the Buyer to assume as many of the Non-Tax Priority Claims as feasible, up to a level where the aggregate amount of Allowed Tax Priority Claims and Non-Tax Priority Claims assumed by the Buyer reach (but not exceed) $1,000,000, and, in such event, the Additional Purchase Price shall be the amount (if any) by which $1,000,000 exceeds the aggregate amount of Allowed Tax Priority Claims and Non-Tax Priority Claims assumed by the Buyer (and, in such case, the Alternative Bank Loan shall equal the lesser of the Additional Purchase Price and $800,000).

Except as provided in sections 2.1(a), 2.2(a), 2.2(b) and 6.4, the Buyer shall not assume, and shall not pay, perform, discharge or be liable for, any other liabilities, obligations, claims or contracts of Sellers of any kind or description, whether arising from or based on contract, breach of contract, warranty, tort, strict liability, the design, manufacture or distribution of products (including without limitation products liability), employment, environmental claims, taxes, law, violation of law, the operations and business of the Sellers or otherwise.

              2.3 Additional Payments. The Sellers anticipate asking the Bankruptcy Court for permission to set aside up to $1.5 million of the Purchase Price, less the amount of any professional fees and expenses and costs of administration paid by Sellers between September 30, 2002 and the Closing Date, for the payment of accrued and unpaid pre-closing professional fees and costs of the bankruptcy case ("Professional Fees and Case Administration Fund"). Upon the final administration of the Case, the Sellers shall pay to the Buyer an amount equal to the amount by which the total actual professional fees and expenses and the costs of administration of Sellers' bankruptcy proceeding paid after the Closing Date (the "Post-Closing Professional Fees and Costs of Administration") are less than the sum of $350,000 plus any remainder left in the Professional Fees and Case Administration Fund, after payment of professional fees and expenses and costs of administration paid by Sellers through the Closing Date.

              2.4 Deposit. Upon execution of this agreement and approval of the Bid Protections as further described in section 6.6, the Buyer shall deliver to an escrow agent reasonably acceptable to the Buyer and Sellers (the "Escrow Agent") the sum of $750,000 (the

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"Deposit"), to be held by the Escrow Agent pursuant to the terms of an escrow agreement in form of and substance reasonably satisfactory to Buyer and Sellers. If the closing occurs, the Deposit will be paid as part of the Purchase Price.

              2.5  Post-Petition Taxes.

                   (a) No later than five days prior to the Closing Date, each Seller shall prepare and deliver to Buyer a schedule, certified by the Chief Financial Officer of each Seller, that sets forth a good faith estimate of the aggregate amount of unpaid federal, state and local income, franchise (based on net income) and sales taxes (collectively, the "Business Taxes") owed by each Seller (the "Estimated Post-Petition Tax Amount") for the period beginning on the Filing Date and ending on the Closing Date (the "Post-Petition Tax Period"). At closing, Buyer shall pay to Sellers the Estimated Post Petition Tax Amount, which shall be placed in a separate bank account by Sellers and set aside for the payment of Business Taxes of the Sellers for the Post-Petition Tax Period.

                   (b) As soon as reasonably practicable after the Closing Date, Sellers shall prepare or shall cause to be prepared, in accordance with past practices of the Sellers, all returns with respect to Business Taxes owed by Sellers for the year ended December 31, 2002 or for such other applicable taxable period as may apply. Sellers shall provide to Buyer copies of each such Business Tax return and supporting work papers for its review, comment and approval (which shall not be unreasonably withheld) at least thirty days prior to the due date for filing such returns (taking into account requested extensions), accompanied by a separate schedule that shows the amount of Business Taxes set forth on such return that relate to the Post-Petition Tax Period. Unless Buyer provides Sellers written notice of its disapproval of a Business Tax return or accompanying schedule within twenty days of its receipt thereof, Buyer shall be deemed to have consented to the accuracy and correctness of the amounts set forth therein. Sellers shall be responsible for and shall timely file all such Business Tax returns and pay all Business Taxes reported on such returns no later than the applicable due date for each such return (taking into account requested extensions).

                   (c) The aggregate amount of Business Taxes that are shown as due on the Business Tax returns delivered by Sellers pursuant to section 2.5(b) and that relate to the Post-Petition Tax Period is referred to herein as the "Actual Post-Petition Tax Amount." If the Estimated Post-Petition Tax Amount exceeds the Actual Post-Petition Tax Amount, then within five days of the latest due date for any Business Tax return submitted to Buyer pursuant to section 2.5(b) (taking into account requested extensions), Sellers shall pay to Buyer the difference of the Estimated Post-Petition Tax Amount minus the Actual Post-Petition Tax Amount.

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          3.  Closing Date. Subject to the terms and conditions of the Sale
Approval Order (as defined in section 7.1(d)), the closing under this agreement shall take place at the Dallas offices of Haynes and Boone, LLP (or at such other place as may be agreed upon by the Buyer and Sellers) on December 17, 2002 or on such other date as the parties may agree upon. The date on which the closing is held is referred to in this agreement as the "Closing Date." At the closing, the parties shall execute and deliver the documents referred to in section 8.

          4. Representations and Warranties by Sellers.The Sellers jointly and severally represent and warrant to the Buyer as follows:


              4.1 Organization and Authority. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the law of its jurisdiction of incorporation with full power and authority under applicable law to own, operate and lease the Assets and conduct their businesses as presently conducted, and subject to Bankruptcy Court Approval, to enter into and to perform this agreement. Each Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the ownership or operation or leasing of the Assets makes such qualification necessary.

              4.2 Authorization of Agreement. (a) The execution, delivery and performance of this agreement by the Sellers have been duly authorized by all necessary corporate action of the Sellers and, subject to Bankruptcy Court approval, this agreement constitutes a valid and binding obligation of each of the Sellers enforceable against it in accordance with its terms, except as may be limited by general principles of equity.

              4.3 Consents of Third Parties. The execution and delivery of this agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) conflict with, violate or result in any default or breach of (i) any provision of the charter or bylaws of any of the Sellers, (ii) any of the Assumed Contracts, or (iii) any statute, law, code, regulation, writ, judgment, decree, governmental order or rule, binding upon or applicable to any Seller or by which the property or assets of any Seller, including the Assets, are bound or affected, or (b) contravene, conflict with or result in the violation or breach of any provision of or give any person the right to declare a default or exercise any remedy under, or accelerate the maturity or performance of, or cancel, terminate or modify any interest or right of any Seller, or result in the creation or imposition of any Lien on any Asset, except in each case those that are permanently excused, discharged and rendered unenforceable as a result of the filing of the bankruptcy petition by the Sellers or of any provision of the Bankruptcy Code.

              4.4 Title to Assets. Except as set forth on schedule 4.4, the Sellers have good and marketable title to all of the Assets owned by them, free and clear of any Lien. At the closing of the transactions contemplated hereby, Buyer will receive good and marketable title to the Assets, free and clear of all Liens and other adverse claims, except for such claims that are to be assumed by the Buyer pursuant to this Agreement. The schedules to section 1.1 are accurate and complete in all respects.

              4.5 Financial Statements. The Sellers have previously delivered to the Buyer the financial statements listed on schedule 4.5. All of those financial statements fairly present

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the financial position and the results of operations of the Sellers as of the dates and for the periods indicated. As of the date of this agreement, no Seller has any liability of any kind or matter, either direct, accrued, absolute or otherwise which should be reflected in the financial statements to fairly present the financial position and results of operations of the Company that is not reflected in the financial statements listed on schedule 4.5. All accounts receivable represented in the financial statements were generated in the ordinary course of business and are fully collectible net of reserves for doubtful accounts and sales allowances.

              4.6 Absence of Certain Changes. Since September 30, 2002, except as set forth on schedule 4.6, the Sellers have conducted their businesses in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as disclosed on schedule 4.6, since September 30, 2002:

                   (a) there has been no adverse change in the assets or businesses of the Sellers;

                   (b) none of the Sellers has entered into any agreement, contract, arrangement or transaction or incurred any liability or obligation except in the ordinary course of its business consistent with past practice;

                   (c) none of the Sellers has sold or transferred any of its assets, or subjected its assets to any type of Lien, other than in the ordinary course of business consistent with past practice;

                   (d) none of the Sellers has incurred any indebtedness other than indebtedness to trade creditors incurred in the ordinary course of business consistent with past practice;

                   (e) none of the Sellers has granted or agreed to grant any increase in any rate or rates of salaries or compensation or other benefits or bonuses payable to employees of the Sellers, except for increases in the ordinary course of business and in accordance with its past employment practices, and none of the Sellers has granted or agreed to effect any changes in its management personnel, policies or employee benefits; and

                   (f) there has not been any damage, destruction or loss to any of the Assets.

              4.7  Intangible Assets.

                   (a) As used in this agreement, the term "Intellectual Property" means (i) fictional business names, registered and unregistered trademarks, service marks, trade names and pending applications therefor, (ii) logos, designs and drawings, (iii) patents, patent applications and inventions and discoveries that may be patentable, (iv) copyrights in published works and unpublished works (including web sites), (v) internet domain names and (vi) know-how, trade secrets, confidential information, customer lists, software, technical information, process technology, plans, or blue prints.

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                   (b) Schedule 4.7 contains a complete list of the patents,
          trademarks, trade names and fictional business names used by each Seller in the operations of its business. Except as set forth on schedule 4.7, each of the Sellers owns, free and clear of any Liens, all Intellectual Property necessary to operate its respective business as currently conducted. The rights of each Seller relating to such Intellectual Property will not cease to be valid by reason of the execution, delivery and performance of this agreement or the transactions contemplated hereby. To the best of Sellers' knowledge, none of the Sellers is operating its business in a manner that infringes on the Intellectual Property of any third party or otherwise violates the Intellectual Property rights of any third party, and no claim has been made or threatened against any of the Sellers alleging any such violation. To the best of Sellers' knowledge, there has been no violation by others of any right of any Seller in any Intellectual Property. No Seller has granted to any third party any license or other right to the Intellectual Property.

              4.8 Litigation; Compliance with Laws. Schedule 4.8 lists and briefly describes all pending or, to the best of the knowledge of Sellers, threatened litigation or investigation matters concerning Sellers or the Assets. except with respect to the bankruptcy case before the Bankruptcy Court, including contested matters and adversary proceedings which arise in or relate to the Case (including without limitation, claim objections), and except as set forth in schedule 4.8, there is no claim, litigation proceeding or investigation pending or, to the best of the knowledge of the Sellers, threatened against any Seller pertaining to the operation of its business or the Assets in any federal, state or local court, or before any administrative agency, arbitrator or other tribunal authorized to resolve disputes. Each Seller holds all permits and other governmental or regulatory authorizations necessary for the lawful conduct of its business with respect to the Assets and is in compliance with the terms thereof. No Seller has received any notice of any violation of any laws applicable to the operation of its business or the Assets. The Assets are in compliance with all applicable laws.

              4.9 List of Agreements. Schedule 4.9 and schedule 1.1(c) collectively contain a complete list of: (a) all future commitments and other agreements for the purchase of materials, supplies or equipment, other than commitments and other agreements of Sellers that were entered into in the ordinary course of business and involve an expenditure by a Seller of less than $50,000 for any one commitment or two or more related commitments; (b) all notes and agreements relating to any indebtedness of any Seller that is secured by any of the Assets; (c) all leases or other rental agreements under which any Seller is either lessor or lessee related to the operations or business of the Sellers;
(d) all collective bargaining agreements; (e) all other agreements, commitments and understandings (written or oral) that require payment by any Seller of more than $50,000 individually; and (f) all other Assumed Contracts in existence as of the date hereof. True and complete copies of all written leases, commitments and other agreements referred to on schedule 4.9 and schedule 1.1(c) have been delivered or made available to the Buyer, including all amendments thereto. No unwritten amendments or waivers exist to or under such leases, commitments and contracts.

              4.10 Status of Agreements. All Assumed Contracts were entered into in the ordinary course of the business of the Sellers. Each of the agreements, commitments and leases referred to in section 4.9 is a legal, valid and binding commitment of the parties thereto and is presently in full force and effect and enforceable in accordance with its terms and, except as set forth on schedule 4.10, none of the Sellers is in default, and, to the best of Sellers' knowledge, no other party is in default under any agreement referred to in section 4.9. To each Seller's knowledge, no disputes or disagreements are outstanding and none are threatened with respect to any agreement referred to in section 4.9.

              4.11 Equipment. All items of equipment and other tangible assets that are in each case a part of the Assets and that are being used in the operations of the business of any Seller as of the date of this agreement are in reasonably good operating condition and repair, reasonable wear and tear excepted, are usable in the ordinary course of the business of the Sellers and conform to all applicable laws and regulations relating to their construction, use and operation.

              4.12 Inventory. The Inventory included in the Assets is usable and salable in the ordinary course of business, is of consistent and merchantable quality and quantity and is fit for its intended purposes, other than Inventory for which allowances or write-offs have been taken, or should be taken in accordance with past practices, and has been produced and labeled in accordance with all applicable laws.

              4.13 Taxes. Except as set forth in schedule 4.13, each Seller, and any consolidated, combined or unitary group of which any Seller is or has been a member (an "Affiliated Group"), has timely filed with the appropriate Taxing authorities all Tax returns required to be filed regarding each Seller's or Affiliated Group's ownership of the Assets or the operation of the business of such Seller or Affiliated Group, and all such Tax Returns are true and complete, (b) the Sellers and any Affiliated Group have each timely paid all Taxes owed by such Seller or Affiliated Group which have become due and payable regarding such Seller's or Affiliated Group's ownership of the Assets or the operation of their business and (c) no Taxing authority has raised any issue relating to Taxes which relate to the Assets or the business of any Seller or any Affiliated Group for which a Lien could otherwise be imposed after the Closing Date upon any Asset. No audit or other proceeding is pending or, to the knowledge of each Seller, threatened with respect to any Taxes due from any Seller or any Affiliated Group, or with respect to any Tax return filed by any Seller or any Affiliated Group, which relate to the Assets or the business of any Seller or any Affiliated Group. No assessment of Tax (other than assessments of Taxes not yet due) is proposed against any Seller, any Affiliated Group, or any of the Assets. No Seller has been or is now in violation (and with notice or lapse of time, or both, would not be in violation) of any applicable law relating to the payment or withholding of Taxes. The Sellers and any Affiliated Group have each duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate Taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

              As used in this agreement, "Taxes" means all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, payroll and franchises imposed by or under any law; and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

              4.14 Labor Matters. No Seller is a party to any labor or collective bargaining agreement with respect to its employees; no employees of any Seller are represented by any labor organization; no labor organization or group of employees of any Seller has made a pending demand for recognition or request for certification to any Seller; and there are no representation or certification proceedings or petitions seeking a representation election presently pending or, to the knowledge of each Seller, threatened, to be brought or filed with the National Labor Relations Board or other labor relations tribunal involving any Seller. There are no strikes, lockouts, work stoppages or slowdowns pending or, to the knowledge of each Seller, threatened against or involving any Seller.

              4.15 Employee Benefits.

                   (a) Schedule 4.15 contains a true and complete list of all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all specified fringe benefit plans as defined in Section 6039D of the Internal Revenue Code of 1986, as amended (the "Code"), and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, written or unwritten), and any trust, escrow or other agreement related thereto, which currently is sponsored, established, maintained or contributed to or required to be contributed by the Sellers or for which the Sellers have any liability, contingent or otherwise (collectively, the "Benefit Plans").

                   (b) Each Benefit Plan is in compliance with the provisions of ERISA and the Code, with its governing documents and all other applicable laws including without limitation all notice and other requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA").

                   (c) There are no pending, or to the knowledge of the Sellers, threatened or anticipated disputes, law suits, investigations, audits, complaints, or claims (other than routine claims for benefits) by, on behalf of, or against any of the Benefit Plans or any trusts related thereto, except as, individually or in the aggregate, would not result in any liability or loss to the Buyer or the imposition of any lien or encumbrance on the Assets.

                   (d) Neither the Sellers nor any other trade or business (whether or not incorporated) which is or at any time would have been treated as a "single employer" with the Sellers under section 414(b),
          (c), (m), or (o) of the Code ("ERISA Affiliates") has at any time, sponsored, contributed to, had an obligation to contribute to or otherwise participated in any Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code, including any "multiemployer plan" (as defined in Section 3(37) of ERISA) with respect to which the Sellers or the Buyer would have any liability or loss or that could result in an encumbrance or lien on any Assets.

                   (e) No Benefit Plan provides for post-employment or retiree health, life insurance and/or other welfare benefits (other than pursuant Section 4980B of the Code) and has unfunded liabilities, and the Sellers has no obligation to provide any such benefits to any active employees following such employee's retirement or termination of service, to any retired or former employees, or to any beneficiary of any retired or former employee following such employees' death (other than pursuant to Section 4980B of the Code).

              4.16 Customers and Suppliers. Except as described in schedule 4.16, there has not been any adverse change in the business relationship among any Seller with any customer or supplier since June 30, 2002, and no Seller has reason to believe that there will be any such adverse change in the future as a result of the consummation of the transactions contemplated by this agreement or otherwise.

              4.17 Environmental Matters. Each Seller is in compliance with all applicable Environmental Laws (defined below) relating to the Assets and no Seller has received any communication (written or oral), from any person that alleges that any Seller is not in compliance with such applicable Environmental Laws. As used herein, "Environmental Laws" mean all federal, state, or local statutes, regulations, ordinances or orders relating to the regulation or protection of public health, safety or the Environment (defined below), including, without limitation, statutes and regulations relating to Environmental releases, to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, recycling or handling of hazardous materials, and to the protection of environmentally sensitive areas. As used in this Agreement, "Environment" means ambient air, soil, surface water, sediment, ground water, wetlands, land or subsurface strata, and natural resources.

              4.18 Brokers Fees; No Commissions. Except as disclosed on schedule 4.18, all negotiations relative hereto and the transactions contemplated hereby have been carried on by Sellers directly with Buyer without any act by any Seller that would give rise to any claim against any Seller, Buyer or their respective affiliates for a brokerage commission, finder's fee or other similar payment.

              4.19 Books and Records. The books, records and accounts of each Seller maintained with respect to the their business activities accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of each Seller with respect to their businesses. No Seller has engaged in any transaction with respect to its business, maintained any bank account for its business or used any of its funds in the conduct of its business except for transactions, bank accounts and funds which have been and are reflected in the Seller's normally maintained books and records.

              4.20 Sufficiency of Assets. The Assets constitute all of the assets, rights and properties used by Sellers in their businesses or that are necessary for the conduct of their businesses in the manner and to the extent currently conducted by them. The Assets will be adequate to enable Buyer to continue to conduct the businesses of the Sellers on the Closing Date in the manner currently conducted.

              4.21 Professional Fees and Working Capital. The total amount of professional fees and expenses and costs of administration accrued by the Sellers as of September 30, 2002 is $634,929. Assuming that the amount of accrued professional fees and expenses (net of deposits) and costs of administration in connection with the Case are $1,500,000 as of September 30, 2002, the Working Capital as of September 30, 2002 is $17,842,000, as set forth on schedule 4.21.

          5. Representations and Warranties by the Buyer. The Buyer represents and warrants to the Sellers as follows:

              5.1 The Buyer's Organization and Authority. The Buyer is a corporation duly organized and validly existing under the law of the state of Delaware and has the full power and authority to enter into and perform this agreement and to own and operate the business conducted by the Sellers.

              5.2 Authorization of Agreement. The execution, delivery and performance of this agreement by the Buyer have been duly authorized by all necessary action of the Buyer and this agreement constitutes a valid and binding obligation of the Buyer enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

              5.3 Consents of Third Parties. The execution and delivery of this agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with the Buyer's certificate of incorporation or bylaws or (b) constitute a violation by the Buyer of any law applicable to it. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of the Buyer in connection with the execution, delivery and performance of this agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby and thereby.

              5.4 Litigation(a) . There is no claim, litigation, proceeding or governmental investigation pending or, to the best of the Buyer's knowledge, threatened, or any order, injunction or decree outstanding, against the Buyer or any of its affiliates that would prevent the consummation of the transactions contemplated by this agreement.

              5.5 Equity. Affiliates of Buyer have at least $5,000,000 in equity available to contribute to Buyer to fund a portion of the Purchase Price payable pursuant to this agreement.

          6.  Further Agreements of the Parties.

              6.1 Financing. On or prior to the Closing Date, the Buyer shall provide at least $5,000,000 in equity (including the amount paid as the Deposit) to finance the purchase of the Assets pursuant to this agreement. In addition, and in order to consummate the purchase of the Assets as provided herein, the Buyer shall use commercially reasonable efforts to obtain a customary commitment from an unaffiliated lender for additional financing in an amount not less than the difference between the Purchase Price and $5,000,000 (the "Financing Commitment"). If the Buyer obtains such a reasonably acceptable Financing Commitment, the Buyer will promptly deliver a copy thereof to the Sellers, together with evidence that reasonably substantiates the proposed lender's financial ability to fund the financing. If the Buyer does not deliver such a Financing Commitment to Sellers on or before December 13, 2002, Sellers may terminate this agreement, by notice to the Buyer.

              6.2 Operations of the Sellers. From the date of this agreement through the Closing Date:


                   (a) Sellers shall operate their businesses in the usual and ordinary course and substantially consistent with past practices, subject to the requirements of the Bankruptcy Court and the Bankruptcy Code.

                   (b) Sellers shall not, except in the ordinary course and substantially consistent with past practice, (i) enter into any agreement or other transaction or incur any liability or obligation that is material to the business or operations of the Sellers or (ii) sell or transfer any of the Assets other than assets that have worn out or been replaced with other assets of equal or greater value.

                   (c) Sellers shall not grant or agree to grant any increase in any rate or rates of salaries or compensation or other benefits or bonuses payable to employees of the Sellers. None of the Sellers shall grant or agree to effect any changes in its management personnel, policies or employee benefits.

                   (d) Except as set forth on schedule 6.2(d), Sellers shall not pay any prepetition claims against the estate unless approved in writing by the Buyer and approved by the Bankruptcy Court.

Notwithstanding the foregoing, subject to Bankruptcy Court approval, the Sellers may adopt a Stay-Bonus and Severance Plan to incentivize management to remain with the Sellers until the Closing Date and a Performance Bonus Plan on the terms described on schedule 6.2(c).

              6.3 Access to Information. Prior to the closing, the Buyer and its representatives may make such investigation of the property, assets and businesses of the Sellers as it may desire, and Sellers shall give to the Buyer and to its counsel, accountants and other representatives, upon reasonable notice, full access during normal business hours throughout the period prior to the closing to all of the assets, books, commitments, agreements, records and files of Sellers and Sellers shall furnish to the Buyer during that period all documents and copies of documents and information concerning the businesses and affairs of the Sellers as the Buyer reasonably may request. The Buyer shall hold, and shall cause its representatives to hold, all such information and documents and all other information and documents delivered pursuant to this agreement confidential and, if the purchase and sale contemplated by this agreement is not consummated for any reason, shall return to Sellers all such information and documents and any copies as soon as practicable, and shall not disclose any such information (that has not previously been disclosed other than by the Buyer) to any third party unless required to do so pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process. For a period of not less than two years following the Closing Date, Buyer shall not destroy or otherwise dispose of any records relating to the Assets and the business of the Sellers prior to the Closing Date. Buyer agrees upon reasonable advance notice that it shall make available to Sellers records of Sellers and permit Sellers and their representatives, agents or attorneys to review and, at their expense, copy such records of Sellers relating to the Assets and the business of the Sellers during normal business hours to the extent reasonably required in connection with the winding-up and liquidation of the Sellers and the remaining administration of the Case, and the Buyer shall make Nathan New and other financial personnel reasonably available to the Sellers without charge in connection therewith. Buyer hereby agrees that Mike Walsh and Nathan New may remain as officers of the Sellers to administer the Sellers' winding-up and liquidation and the remaining administration of the Case.

              6.4  Employees; ERISA.

                   (a) Employment. At the closing, the Buyer shall enter into employment agreements with the members of management of the Sellers set forth in schedule 6.4(a), containing the material terms described on such schedule. In addition, after the Closing the Buyer shall adopt a Management Equity Plan and Bonus Plan on the terms set forth on schedule 6.4(a). Effective as of the Closing Date, the Buyer also shall offer employment to each employee of the Sellers on substantially similar terms and conditions to each employee, in the aggregate, to those in place as of the date of this Agreement. The Buyer shall pay severance to any participant (other than those employees of Seller who are employed by Buyer after the Closing Date ("Transferred Employees") who enter into employment agreements with the Buyer) in the Stay Bonus and Severance Plan referred to in section
          6.2 that the Buyer terminates within one year after the Closing Date in the amount specified under that plan and shall pay severance to any other employee of the Sellers that the Buyer terminates within one year after the Closing Date in accordance with the policy of the Sellers described on schedule 6.4(a).

                   (b) Employee Benefits Generally. The Buyer shall provide the Transferred Employees with employee benefits that are substantially similar for each employee, in the aggregate, to those provided to Transferred Employees as of the date of this Agreement. The Buyer is not assuming, and will not have any responsibility for the continuation of any employee benefit plan of the Sellers and the Buyer will not be deemed a successor employer to the Sellers with respect to any Benefit Plan (except as otherwise provided by Section 6.4(c) of this agreement). No plan adopted or maintained by the Buyer with respect to Transferred Employees will be deemed a successor plan of the Seller. For purposes of determining eligibility to participate and the vesting of benefits under plans maintained or contributed to by the Buyer for the benefit of the Transferred Employees, including, but not limited to, severance, 401(k), vacation and sick leave plans, and for purposes of calculating benefits under any severance, sick leave or vacation plans, the Buyer shall give credit for years of service with the Sellers to the extent recognized by the Sellers under the applicable similar plan maintained by the Sellers. The Buyer shall use its commercially reasonable efforts to recognize such service for purposes of satisfying any waiting period, evidence of insurability requirements or the application of any preexisting condition limitation. The Buyer shall also use its commercially reasonable efforts to give Transferred Employees credit for amounts paid under any corresponding plan maintained by the Sellers during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the benefit plan sponsored or maintained by the Buyer.

                   (c) COBRA. The Buyer agrees that it shall be responsible for compliance with all requirements under Sections 4980B of the Code and
          Section 601, et seq. of ERISA with respect to any employee (or former employee) of the Sellers whose employment was associated with the Assets (or any dependent of such employee) and who is an "M&A Qualified Beneficiary" (as such term is defined by Section 54.4980B-9, Q&A-4 of the Income Tax Regulations) with respect to the transactions contemplated by this Agreement. Schedule 6.4(c) contains a true and complete list of all current and former employees of the Sellers and their dependents, including each person employed by the Sellers within the 36 month period immediately preceding the Closing Date, who: (i) as of the Closing Date are receiving health care continuation coverage under COBRA; (ii) are eligible, as of the Closing Date, to receive health care continuation coverage under COBRA but are within the sixty
          (60) day election period provided by COBRA; or (iii) are eligible, as of the Closing Date, to receive health care continuation coverage under COBRA but elected not to receive such coverage. For each person who had coverage from any of the Seller's group health plans and lost such coverage at any time during the 36 months immediately preceding the Closing Date, the Sellers shall make available to the Buyer Sellers' records of: procedures used to notify each such qualified beneficiary of the qualifying event, evidence of any election of COBRA coverage, evidence of the reason for termination of such COBRA coverage, evidence of any election not to take COBRA, and evidence of COBRA premiums paid and any delinquency.

                   (d) 401(k) Plan. The Sellers shall take all necessary and legally permissible actions in order to cause the Seller's 401(k) Plan to distribute the account balances thereunder for each Transferred Employee who participated in the Sellers' 401(k) Plan as soon as practicable following the Closing Date. Buyer shall use commercially reasonable efforts to (i) establish a new 401(k) Plan for the benefit of the Transferred Employees as promptly as reasonably practicable after the Closing Date and (ii) afford the Transferred Employees the opportunity to roll over cash amounts (and any promissory note evidencing a plan loan and the applicable loan documentation) distributed to them from Sellers' 401(k) Plan to such new 401k) Plan established by Buyer, as permitted by applicable law and regulations. The Sellers and the Buyer shall provide each other with such records and information as may be necessary or appropriate to carry our their respective obligations under this section 6.4(d), including, in connection with any transfer of notes representing plan loans to participants, the provision of amortization schedules and other documents relating thereto.

                   (e) Cooperation. The Sellers and the Buyer agree to cooperate fully with respect to the actions necessary to effect the transactions contemplated in this section 6.4 including the provision of records (including payroll records) and information as each may reasonably request from the other.

                   (f) Buyer's Actions. Subject to the terms of any employment agreement entered into between Buyer and the members of management of Sellers pursuant to section 6.4(a) hereof, nothing in this section 6.4 shall require the continued employment of any person or prevent the Buyer from taking any action or refrain from taking any action which any Seller, prior to the Closing Date, could have taken or refrained from taking.

                   (g) No Third Party Rights. No provisions of this Section 6.4 shall create nor is intended to create nor shall be construed to confer: (i) any third party beneficiary rights in any employee or former employee, or any beneficiary or dependent thereof, of the Sellers or the Buyer in respect of continued employment or resumed employment or in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plans, program, policies, practices or arrangements, of the Sellers or the Buyer, whether prior to, on, or after the Closing Date, or (ii) any rights, remedies, obligations or liabilities, legal or equitable, on any person, firm, corporation, organization or other entity other than the Sellers and the Buyer and their respective successors and assigns.

              6.5 Determination of Working Capital(a) . Not later than five days prior to the Closing Date, Tandycrafts shall prepare and deliver to the Buyer a statement estimating the Current Assets, Current Liabilities and Bankruptcy Claims (calculated in accordance with this section 6.5) as of the close of business on December 31, 2002 together with a certification by the chief financial officer of the Sellers, on behalf of the Sellers, (a) that the Current Assets, Current Liabilities and Bankruptcy Claims were determined in accordance with the books and records of the Sellers and in accordance with the terms of this agreement and (b) whether the Sellers reasonably believe, based on the estimate, that the Working Capital of the Sellers as of December 31, 2002 will be at least $19,637,000. The estimate of Working Capital as of the close of business on December 31, 2002 shall be calculated in a manner consistent with the calculation as of September 30, 2002 and the terms of this agreement.

         As used in this agreement:

                   (a) "Working Capital" means the excess of Current Assets over the sum of Current Liabilities and Bankruptcy Claims;

                   (b) "Current Assets" means cash, wherever located and however held, accounts receivable (net of a reserve determined in accordance with generally accepted accounting principles consistently applied), inventory (valued in accordance with generally accepted accounting principles consistently applied) and prepaid expenses and deposits (excluding prepaid expenses or deposits relating to professional fees);

                   (c) "Current Liabilities" means accounts payable and accrued expenses (including without limitation post-petition taxes including the Business Taxes) arising after the Filing Date, excluding accrued interest, professional fees and expenses and the costs of administration of Sellers' bankruptcy proceeding and the liability to Bankers Leasing; and

                   (d) "Bankruptcy Claims" mean the amounts payable to Bankers Leasing up to $400,000, to non-priority claims against the bankruptcy estates of the Sellers of up to $750,000 (exclusive of any avoidance claims) and in payment of tax and non-tax priority claims of up to $1,000,000, and the amount of accrued and unpaid professional fees and expenses (net of deposits) and costs of administration of Sellers' bankruptcy proceeding.

              6.6 Break-Up Fee; Expenses. Sellers acknowledge that Buyer has incurred, and will incur, substantial expense and risk in pursuing consummation of the transactions contemplated by this agreement. Sellers agree that, subject to approval of the Bidding Procedures Order referred to in section 7.1(d), Buyer shall be entitled to a break-up fee of $250,000 ("Break-Up Fee") and reimbursement of actual, reasonable documented out-of-pocket expenses up to $125,000 ("Expense Reimbursement"), which shall be paid to Buyer as follows: if Sellers receive a higher and better offer for the Assets than the Purchase Price set forth herein from a third party that is not affiliated with the Buyer at the Auction (as such term is defined in the Bidding Procedures Order) to be conducted pursuant to the Bidding Procedures Order, then Sellers shall pay to Buyer the Expense Reimbursement and the Break-Up Fee upon the closing of the sale of the Assets to such third party, regardless of whether such closing occurs on, prior or after December 30, 2002, unless Sellers terminate this agreement (i) pursuant to section 10.1(c) solely because Buyer commits a material breach of any of its representations, warranties, covenants or obligations hereunder prior to December 30, 2002 or (ii) pursuant to section 10.1(e).

         The Break-Up Fee and Expense Reimbursement is a necessary cost of the administration of Sellers' bankruptcy estate, and the Bidding Procedures Order shall provide that the Break-Up Fee and Expense Reimbursement are entitled to administrative expense priority, to the extent payable pursuant to this agreement.

         Any state or local sales taxes or other transfer taxes or recording fees payable in connection with the sale of the Assets shall be paid by the Buyer. Each party shall bear its own expenses incurred in connection with the negotiation and preparation of this agreement and in connection with all obligations required to be performed by it under this agreement, except where specific expenses have been otherwise allocated by this agreement.

              6.7 Non-Solicitation. Until the Bankruptcy Court enters the Bidding Procedures Order, the Sellers and their affiliates, officers, directors, stockholders, agents or representatives shall not, directly or indirectly, solicit, initiate or seek from any person or entity other than Buyer (a "Third Person") the submission of any Acquisition Proposal. For purposes of this agreement an "Acquisition Proposal" means any proposal with respect to a merger, consolidation, share exchange, sale of assets outside the ordinary course of business or similar transaction involving the Sellers, or any equity or other ownership interest in or control of the Sellers, or other means of funding of a plan or reorganization or liquidation, other than the transactions contemplated by this agreement. Notwithstanding the foregoing, nothing contained in this agreement or elsewhere shall prevent the Sellers or any of their affiliates, officers, directors, stockholders, agents or representatives (consistent with the fiduciary duties of a debtor to obtain the highest and best offer for the assets of the estate) from (a) cooperating with or responding to unsolicited inquiries from or negotiating with, any Third Person who expresses, or has expressed prior to date hereof, interest in making an Acquisition Proposal, including by granting to such Third Person access to the books, records and documents made available to Buyer and pertaining to the Sellers and the Assets; (b) providing notice of the transactions contemplated hereby, as required under Bankruptcy Code or the rules thereunder, to all creditors and parties in interest and any and all Third Persons who have expressed an interest in or who may have an interest in making an Acquisition Proposal; (c) cooperating, negotiating or entering into an agreement with any Third Person that expresses, or has expressed prior to the date hereof, an interest in an Acquisition Proposal on terms more favorable to the Sellers than those contained in this agreement, as reasonably determined in good faith by the board of directors of Tandycrafts; or
(d) complying in all respects with an order of the Bankruptcy Court.

              6.8 Assumed Contracts and Cure Amounts. The Buyer desires to have assumed and assigned to it those executory contracts, unexpired leases, and other agreements set forth on schedule 1.1(c), pursuant to Section 365 of the Bankruptcy Code. At Closing all amounts required to cure pre- and post-petition defaults under the Assumed Contracts as required pursuant to Section 365 of the Bankruptcy Code shall be paid from the Purchase Price; such proposed "cure" amounts are included on schedule 1.1(c). To the extent required under Section 365(b)(1) of the Bankruptcy Code, Buyer shall produce evidence to the Bankruptcy Court of its ability to perform its obligations under this agreement, including its obligations under the Assumed Contracts. The Sellers shall, prior to the Bankruptcy Court hearing on approval of the transactions set forth herein, give due and proper notice, with opportunity to object, to the counter-parties to the Assumed Contracts of the proposed assumption and assignment of the Assumed Contracts and the proposed "cure" amounts set forth in schedule 1.1(c). The Buyer reserves the right not to assume any of the Assumed Contracts set forth on schedule 1.1(c) and to amend schedule 1.1(c) to delete certain Assumed Contracts, which reservation of rights will expire the day before the Bankruptcy Court hearing on approval of the transactions set forth herein. Notwithstanding the foregoing, the Buyer may amend schedule 1.1(c) at any time prior to entry of the Bankruptcy Court's Sale Approval Order if the Bankruptcy Court allows a counter-party to an Assumed Contract a "cure" amount that is both more than the amount set forth on schedule 1.1(c) and will cause the aggregate of all "cure" amounts, the Non-Tax Priority Claims and the Allowed Tax Priority Claims to exceed $1,000,000.

              6.9 Further Assurances. At any time and from time to time after the closing, each of the parties shall, without further consideration, execute and deliver or cause to be executed and delivered to the other such additional instruments and shall take such other action as the other may reasonably request to carry out the transactions contemplated by this agreement.

              6.10 Buyer's Covenant to Satisfy Conditions. Prior to the Closing Date, the Buyer will use commercially reasonable efforts to cause the conditions set forth in section 7.2 to be satisfied. In the case of sections 7.2(c), 7.2(d) and 7.2(e), such commercially reasonable efforts shall consist solely of making any appearance as deemed reasonably necessary by the Buyer's bankruptcy counsel in the Case, providing testimony required by the Bankruptcy Court or reasonably requested by Sellers and giving the Bankruptcy Court reasonable assurances of the Buyer's intentions with respect to the transactions described in this agreement.

              6.11 Sellers' Covenant to Satisfy Conditions. Prior to the Closing Date, the Sellers will use commercially reasonable efforts to cause the conditions set forth in section 7.1 to be satisfied. In the case of section 7.1(f), such commercially reasonable efforts shall consist solely of cooperating with the Buyer and its proposed lender to make information available to the proposed lender and to make officers, directors and agents of the Sellers available to respond to inquiries from such proposed lender. As soon as practicable after the date hereof, Sellers shall deliver to Buyer a final and complete set of the schedules contemplated by this agreement.uyer a final and complete set of the schedules contemplated by this agreement.

          7.  Conditions Precedent to Closing.

              7.1 Conditions Precedent to the Obligations of the Buyer. The Buyer's obligation to consummate the transactions described in this agreement is subject to the fulfillment, at or prior to the closing, of each of the following conditions (any of which may be waived in writing by the Buyer):

                   (a) all representations and warranties of Sellers under this agreement shall be true and correct in all respects at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time, except for any breach or inaccuracy of such representations and warranties that would not have a Material Adverse Effect (defined below);

                   (b) Sellers shall have performed and complied with all obligations, covenants and conditions required by this agreement to be performed or complied with by Sellers prior to or at the closing, and the circumstances disclosed in item (a) of schedule 4.6 shall not reasonably be expected to cause a Material Adverse Effect;

                   (c) on or before November 30, 2002, the Bankruptcy Court shall have entered an order (the "Bidding Procedures Order") in substantially the form of exhibit 7.1(c) approving the auction and bidding procedures (including the Break-Up Fee and Expense Reimbursement referred to in section 6.6) included in Sellers' motion to the Bankruptcy Court for approval of the transactions contemplated herein;

                   (d) on or before December 27, 2002, the Bankruptcy Court shall have entered an order (the "Sale Approval Order"), authorizing, among other things, the sale of the Assets to the Buyer in accordance with the terms and conditions of this agreement pursuant to sections 363(b) and (f) of the Bankruptcy Code (including a finding that the Buyer is a "good faith" purchaser entitled to the protections of section 363(m) of the Bankruptcy Code), in form and substance reasonably satisfactory to Buyer and the Banks, and Sellers shall have delivered a copy thereof to the Buyer;

                   (e) the Bidding Procedures Order and the Sale Approval Order shall be in full force and effect as of the Closing Date, and each such order shall not have been reversed, stayed, modified or amended as of the Closing Date;

                   (f) the Buyer shall have obtained financing for the Purchase Price of the Assets pursuant to section 6.1;

                   (g) the Sellers shall have delivered a certificate pursuant to section 6.5 reasonably certifying that the Sellers' Working Capital as of December 31, 2002 will be at least $19,637,000;

                   (h) the accrued and unpaid professional fees and expenses and the costs of administration of Sellers' bankruptcy proceeding through the Closing Date accrued as of the Closing Date, together with all other professional fees and expenses of Sellers and costs of administration of the Case paid after September 30, 2002 under procedures approved by the Bankruptcy Court, shall not exceed $1,850,000; and

                   (i) the Buyer shall have been furnished with a certificate of an officer of Tandycrafts, on behalf of Tandycrafts, dated the Closing Date, in form and substance reasonably satisfactory to the Buyer, certifying to the fulfillment of the conditions set forth in this section 7.1 (other than section 7.1(f)).

         As used in this section 7.1, the term "Material Adverse Effect" shall mean any result, occurrence, fact, change, event or effect (whether or not (a) foreseeable or known as of the date of this agreement or (b) covered by insurance) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, has resulted in or could reasonably be expected to cause (i) any loss, damage or expense with a corresponding impact of greater than $250,000 to (A) the projected business and operations of Buyer during the 12-month period following the Closing Date, (B) the Assets or (C) the Assumed Contracts or (ii) adversely affect the ability of any Seller to perform on a timely basis any material obligation under this agreement or to consummate the transactions contemplated hereby.

              7.2 Conditions Precedent to the Obligations of Sellers. Sellers' obligation to consummate or cause the consummation of the transactions described in this agreement is subject to the fulfillment, at or prior to the closing, of each of the following conditions (any of which may be waived in writing by Sellers; provided, however, that the condition in subsection (f) below must be waived in writing by both the Sellers and the Banks):

                   (a) all representations and warranties of the Buyer under this agreement shall be true in all material respects at and as of the Closing Date with the same effect as though those representations and warranties had been made at and as of that time;

                   (b) the Buyer shall have performed and complied with all obligations, covenants and conditions required by this agreement to be performed or complied with by it prior to or at the closing;

                   (c) the Bankruptcy Court shall have entered the Bidding Procedures Order (including approval of the Break-Up Fee and Expense Reimbursement);

                   (d) the Bankruptcy Court shall have entered the Sale Approval Order;

                   (e) the Bidding Procedures Order and the Sale Approval Order shall be in full force and effect as of the Closing Date and each such order shall not have been reversed, stayed, modified or amended as of the Closing Date;

                   (f) The Banks shall have approved the Bidding Procedures Order and the Sale Approval Order, and no modifications shall have been made thereto without the written consents of the Banks; and

                   (g) Sellers shall have been furnished with a certificate of an officer of the Buyer, on behalf of the Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Tandycrafts, certifying to the fulfillment of the conditions set forth in section 7.2(a) and (b).

          8.  Transactions at the Closing.


              8.1 Documents to be Delivered by Sellers. At the closing, Sellers shall deliver or cause to be delivered to the Buyer or the Banks, as applicable, the following:

                   (a) such bills of sale, assignments or other instruments of transfer and assignment, all in form and substance reasonably satisfactory to Buyer and its counsel, as shall be effective to vest in Buyer title to the Assets free and clear of all Liens;

                   (b) the certificates referred to in sections 7.1(g) and 7.1(i); and

                   (c) a release and covenant not to sue from the Sellers in favor of the Banks in a form satisfactory to the Banks.

              8.2 Documents to be Delivered by the Buyer. At the closing, the Buyer shall deliver to Sellers or the Banks, as applicable, the following:

                   (a) wire transfer of immediately available funds in the amount of $23,450,000, plus the amount of all "cure" payments ordered to be paid by the Bankruptcy Court in connection with the assumption of the Assumed Contracts set forth on schedule 1.1(c), minus any professional fees and expenses and costs of administration paid by Sellers between September 30, 2002 and the Closing Date;

                   (b) instruments, in form and substance reasonably satisfactory to Sellers and its counsel, pursuant to which the Buyer shall assume the obligations of the Sellers to be assumed by the Buyer pursuant to section 2.2(a);

                   (c) the certificate referred to in section 7.2(g); and

                   (d) a release and covenant not to sue from the Buyer in favor of the Banks in a form satisfactory to the Banks.

         9. No Survival. None of the representations, warranties, covenants or agreements (except those in sections 2.2, 2.3, 6.3, 6.4, 6.9 and 6.10, this section 9, and section 11, in each case to the extent relating to the period after the Closing Date) in this agreement shall survive the closing, but instead shall terminate upon consummation of the transactions described herein.

         10.  Termination.

              10.1 Termination. Notwithstanding the Bankruptcy Court's entry of the Bidding Procedures Order or the Sale Approval Order, this agreement may be terminated prior to the closing as follows:

                   (a) by written mutual agreement of the Buyer and the Sellers;

                   (b) by the Buyer, by notice to Tandycrafts, if at any time prior to the closing any event shall have occurred or any state of facts shall exist that renders any of the conditions to Buyer's obligations as provided in section 7.1 of this agreement reasonably incapable of fulfillment;

                   (c) by the Sellers, by notice to Buyer, if at any time prior to the closing any event shall have occurred or any state of facts shall exist that renders any of the conditions to Sellers' obligations as provided in section 7.2 of this agreement reasonably incapable of fulfillment;

                   (d) by the Buyer, by notice to Tandycrafts (i) given on or before November 27, 2002, if the Sellers have not delivered to Buyer schedules to this agreement in form and substance satisfactory to Buyer, or (ii) given on or before December 5, 2002, if the Buyer is not reasonably satisfied with the results of its due diligence investigation of the Sellers;

                   (e) by the Sellers, if Buyer has not delivered the Financing Commitment to Sellers by December 13, 2002, pursuant to section 6.1; or

                   (f) by either the Buyer or the Sellers, if the closing has not occurred by December 30, 2002.

              10.2 Effect of Termination. Upon termination of this agreement pursuant to section 10.1, the undertakings of the parties set forth herein shall thereafter be of no force and effect; provided, that (a) this section 10 and section 11 and the obligations, rights and remedies relating thereto shall survive such termination, (b) the rights and remedies of any party hereto for any breach of this agreement occurring prior to such termination shall survive such termination and (c) Buyer shall remain entitled to the Expense Reimbursement and Break-Up Fee if payable pursuant to the terms of section 6.6 upon the closing of the sale of the Assets to a third party.

              10.3 Deposit. Upon termination of this agreement pursuant to section 10.1, the Deposit shall be distributed in accordance with the following:

                   (a) Except as set forth in section 10.3(b) below, if this agreement is terminated due to the nonfulfilment of any of the conditions in sections 6.1 or 7.1, or for any other reason, the Buyer shall be entitled to receive the Deposit (together with all interest thereon) and, immediately after the termination of this agreement, Sellers shall execute and deliver to the Escrow Agent written instructions directing the Escrow Agent to pay the Deposit (together with all interest thereon) to the Buyer.

                   (b) If this agreement is terminated as a result of the Buyer's (i) failure to obtain at least $4,250,000 in equity (in addition to the Deposit) prior to the closing (or commitments for the contribution at the closing of such equity) from affiliates of the Buyer, (ii) failure to obtain the additional financing as a result of the Buyer's failure to use commercially reasonable efforts to obtain such financing or (iii) failure to consummate the transactions described in this agreement notwithstanding the satisfaction of the conditions to the Buyer's obligations set forth in section 7.1 hereof, other than any condition listed in sections 7.1(d) or (e) that is not satisfied because of a material breach by the Buyer of an obligation of the Buyer hereunder, then, if Sellers have not breached any of their material obligations under this agreement, Sellers shall be entitled to receive, as liquidated damages and not as a penalty, the Deposit (together with the interest thereon). If Sellers receive the Deposit in accordance with the immediately-preceding sentence, such receipt by Sellers of the Deposit (together with interest thereon) shall be in full settlement of any damages that Sellers may suffer or allege to have suffered as a result of any such breach by the Buyer and shall be the sole and exclusive remedy of Sellers in such event.

              10.4 Expense Reimbursement. Upon termination of this agreement pursuant to (i) section 10.1(b) or 10.1(f) other than as a result of a material breach by Buyer or (ii) Section 10.1(c) as a result of the conditions specified in sections 7.2(d) or 7.2(e) not being satisfied, Tandycrafts shall immediately pay to the Buyer the Expense Reimbursement; provided, however, that Buyer shall not be entitled to receive the Expense Reimbursement if Buyer terminates this agreement pursuant to section 10.1(b) as a result of the failure of the satisfaction of the condition set forth in Section 7.1(f).

          11. Miscellaneous.

              11.1 Notices. Any notice or other communication under this agreement shall be in writing and shall be considered given when delivered personally, one day after being sent by recognized overnight courier or three days after being mailed by registered mail, return receipt requested, to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the other):

                   if to the Buyer:

                   Newcastle Partners, L.P.
                   200 Crescent Court, Suite 670
                   Dallas, TX  75201
                   Attention:  Steve Pully

                   with a copy to:

                   Haynes and Boone, LLP
                   901 Main Street, Suite 3100
                   Dallas, TX  75202
                   Attention:  Tom D. Harris
                            and
                   Stacey G. Jernigan

                   if to Sellers, to Tandycrafts (on its own behalf and on behalf of the other Sellers):

                   TandyCrafts, Inc.

                   1400 Everman Parkway
                   Fort Worth, Texas  76140
                   Attention: Michael J. Walsh


                   with a copy to:

                   Proskauer Rose LLP
                   1585 Broadway
                   New York, New York  10036
                   Attention:  Lawrence H. Budish, Esq.
                            and
                   Scott K. Rutsky, Esq.

                   and another copy to:

                   William L. Wallander
                   Vinson & Elkins L.L.P
                   3700 Trammel Crow Center
                   2001 Ross Avenue
                   Dallas, Texas  75201

              11.2 Entire Agreement. This agreement, including the schedules and exhibits, contains a complete statement of all the arrangements among the parties with respect to its subject matter, supersedes any previous agreement among them relating to that subject matter, and cannot be changed or terminated orally. Except as specifically set forth in this agreement, there are no representations or warranties by any party in connection with the transactions contemplated by this agreement.

              11.3 Headings. The section headings of this agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this agreement.

              11.4 Governing Law. This agreement shall be governed by and construed in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York.

              11.5 Separability. If any provision of this agreement is invalid or unenforceable, the balance of this agreement shall remain in effect.

              11.6 Assignment. No party may assign any of its rights or delegate any of its duties under this agreement without the consent of the others.

              11.7 Publicity. Except as required by applicable law, no party shall issue any press release or other public statement regarding the transactions contemplated by this agreement without consulting with the other parties hereto.

              11.8 Bankruptcy Court Jurisdiction. Buyer and Sellers agree that the Bankruptcy Court shall have exclusive jurisdiction over all disputes and other matters relating to the interpretation and enforcement of this agreement or any document executed pursuant hereto, and the parties expressly consent to and agree not to contest such exclusive jurisdiction.

              11.9 Counterparts. This agreement may be executed in any number of counterparts, which together shall constitute one and the same instrument.

                                    * * * * *

                                  PINNACLE FRAMES AND ACCENTS, INC.


                                  By:
                                     -------------------------------------------
                                       Name:
                                       Title:


                                  TANDYCRAFTS, INC.


                                  By:
                                     -------------------------------------------
                                     Name:
                                     Title:


                                  TAC HOLDINGS, INC.


                                  By:
                                     -------------------------------------------
                                     Name:
                                     Title:


                                  TANDYARTS, INC.


                                  By:
                                     -------------------------------------------
                                     Name:
                                     Title:

                               FIRST AMENDMENT TO
                            ASSET PURCHASE AGREEMENT

          This First Amendment to Asset Purchase Agreement (this "Amendment") is made as of the __ day of November 2002 by and among Tandycrafts, Inc., a Delaware corporation ("Tandycrafts"), TAC Holdings, Inc., a Delaware corporation ("TAC"), Tandyarts, Inc., a Nevada corporation (collectively with Tandycrafts and TAC, the "Sellers") and Pinnacle Frames and Accents, Inc., a Delaware corporation ("Buyer").

                                    RECITALS

         A. Sellers and Buyer are parties to that certain Asset Purchase Agreement, dated November 22, 2002 (the "Agreement"), whereby Buyer has agreed to purchase substantially all of the assets of Sellers. Capitalized Terms used herein that are not defined herein shall have the meanings set forth in the Agreement.

         B. Section 6.6 of the Agreement provides for the payment of a Break-Up Fee and Expense Reimbursement to Buyer under certain circumstances. However, the order entered by the Bankruptcy Court on November 22, 2002 in connection the administration of the Case (the "Order") establishes a Break-Up Fee and Expense Reimbursement that vary in some respects from the provisions of Section 6.6 of the Agreement.

          C. Sellers and Buyer desire to enter into this Amendment to conform the provisions of Section 6.6 of the Agreement to the provisions of the Order.

         NOW, THEREFORE, in exchange for the mutual covenants contained herein and in the Agreement, and other good and valuable consideration, the parties hereto agree as follows:

          1. Amendment of Section 6.6. The first paragraph of Section 6.6 of the Agreement is hereby deleted and replaced in its entirety to read as follows:

      "Sellers acknowledge that Buyer has incurred, and will incur, substantial expense and risk in pursuing consummation of the transactions contemplated by this agreement. Sellers agree that Buyer shall be entitled to reimbursement of actual, reasonable documented out-of-pocket expenses of up to $275,000 ("Expense Reimbursement"), and, subject to Bankruptcy Court approval, a break-up fee in an amount equal to the difference of (i) $375,000 minus (ii) the total amount of Expense Reimbursement paid to Buyer ("Break-Up Fee"). The Break-Up Fee and the Expense Reimbursement shall be paid to Buyer as follows: if Sellers receive a higher and better offer for the Assets than the Purchase Price set forth herein from a third party that is not affiliated with the Buyer at the Auction (as such term is defined in the Bidding Procedures Order) to be conducted pursuant to the Bidding Procedures Order, then Sellers shall pay to Buyer the Expense Reimbursement and the Break-Up Fee upon the closing of the sale of the Assets to such third party, regardless of whether such closing occurs on, prior or after December 30, 2002, unless Sellers terminate this agreement
      (i) pursuant to section 10.1(c) solely because Buyer commits a material breach of any of its representations, warranties, covenants or obligations hereunder prior to December 30, 2002 or (ii) pursuant to section 10.1(e)."

          2. No Further Amendments. Except as expressly amended hereby, all other provisions of the Agreement remain unchanged and in full force and effect.

          3. Governing Law; Severability. This Amendment shall be governed by the laws of the State of New York. The provisions of this Amendment shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions thereof.

          4. Counterparts. This Amendment may be executed in one or more counterparts that, when taken collectively, shall be deemed to constitute one original document.

          5. Disclosure Schedules. Attached hereto as Exhibit 1 are the disclosure schedules to the Agreement (the "Schedules") contemplated by Section
6.11 thereof. The undersigned hereby acknowledge that (i) the attached Schedules are the final and complete disclosure schedules to the Agreement and (ii) such Schedules shall be deemed to have been delivered effective as November 22, 2002.

          6. Bidding Procedures Order Governs. In case of any inconsistency between the provisions of this Amendment and the provisions of the Order, the provisions of the Order shall govern.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.


                                  PINNACLE FRAMES AND ACCENTS, INC.


                                  By:
                                     -------------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------


                                  TANDYCRAFTS, INC.


                                  By:
                                     -------------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------


                                  TAC HOLDINGS, INC.


                                  By:
                                     -------------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------

                                  TANDYARTS, INC.


                                  By:
                                     -------------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------

                                    EXHIBIT 1


                              DISCLOSURE SCHEDULES


                                 (see attached)

                               SECOND AMENDMENT TO
                            ASSET PURCHASE AGREEMENT

          This Second Amendment to Asset Purchase Agreement (this "Amendment") is made as of the __ day of December 2002 by and among Tandycrafts, Inc., a Delaware corporation ("Tandycrafts"), TAC Holdings, Inc., a Delaware corporation ("TAC"), Tandyarts, Inc., a Nevada corporation (collectively with Tandycrafts and TAC, the "Sellers") and Pinnacle Frames and Accents, Inc., a Delaware corporation ("Buyer").

                                    RECITALS

         A. Sellers and Buyer are parties to that certain Asset Purchase Agreement dated November 22, 2002, as amended by that certain First Amendment to Asset Purchase Agreement by and among Sellers and Buyer dated November 27, 2002 (as amended, the "Agreement"), whereby Buyer has agreed to purchase substantially all of the assets of Sellers. Capitalized Terms used herein that are not defined herein shall have the meanings set forth in the Agreement.

         B. Buyer and Sellers have subsequently agreed to (i) reduce the Purchase Price from $23,450,000 to $22,650,000, (ii) reduce the amount of the Purchase Price to be paid to the Banks from $20,800,000 to $20,000,000, (iii) eliminate provisions in the Agreement that provide for an Alternative Bank Loan,
(iv) change the anticipated Closing Date to December 30, 2002 and extend the time period by which the closing must occur from December 30, 2002 until 11:30 a.m. central time on December 31, 2002, (v) permit Buyer and its affiliates to fund their Purchase Price contribution of at least $5 million from equity contributions, debt or other sources of capital provided by Buyer or its affiliates that are acceptable to the lender providing the Financing Commitment,
(vi) adjust the principal amount of the Financing Commitment to $15,887,600,
(vii) delete certain preference and avoidance actions of Sellers from the Assets to be purchased by Buyer and (viii) specify certain items or events that will not result in a Material Adverse Effect. Sellers and Buyer desire to enter into this Amendment to conform the provisions of the Agreement to such subsequent agreements made by Buyer and Sellers.

         NOW, THEREFORE, in exchange for the mutual covenants contained herein and in the Agreement, and other good and valuable consideration, the parties hereto agree as follows:

          1. Amendment of Introductory Paragraph. The third paragraph of the introductory information set forth on page one of the Agreement is hereby deleted and replaced in its entirety to read as follows:

         "The Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, substantially all of the assets of the Sellers, and assume certain contracts or leases, pursuant to Sections 363 and 365 of the Bankruptcy Code, and on the terms and conditions of this agreement, with an aggregate of $20,000,000 of the purchase price (the "Secured Lender Proceeds") payable to Wells Fargo Bank Texas, N.A. and Bank One, N.A., the pre-petition lenders to the Sellers (the "Banks"). The Banks, which have security interests in and liens on substantially all of the assets of Sellers, are willing to consent (to the extent such consent is required under the Bankruptcy Code) to the sale of the Sellers' assets to the Buyer, and to the waiver and release of certain claims against the Debtors, their estates and the assets to be sold hereunder all in exchange for the Secured Lender Proceeds and certain additional non-monetary consideration, subject to the terms and the conditions specified in this agreement."


          2. Amendment of Section 1.1(i). Section 1.1(i) of the Agreement is hereby deleted and replaced in its entirety to read as follows:

                  "(i) all causes of action, choses in action and rights of recovery and counterclaims or setoffs of the Sellers that relate to the Assumed Contracts or the liabilities assumed by Buyer pursuant to
         Section 2.2 hereof;"

          3. Amendment of Section 1.2(e). Section 1.2(e) of the Agreement is hereby deleted and replaced in its entirety to read as follows:

                  "(e) all causes of action, choses in action and rights of recovery and counterclaims or setoffs of the Sellers, other than those that relate to the Assumed Contracts or the liabilities assumed by Buyer pursuant to Section 2.2 hereof, and all actions or claims of any Seller under sections 510, 544, 545 and 547-553 of the Bankruptcy Code;"

          4. Amendment of Section 2.1(a). Section 2.1(a) of the Agreement is hereby deleted and replaced in its entirety to read as follows:

                  "(a) pay to or for the benefit of Sellers at the closing a cash purchase price (the "Purchase Price") of $22,650,000 plus the amount of all "cure" payments required to be paid in connection with the assumption of the Assumed Contracts (by Bankruptcy Court order or pursuant to an agreement with a contracting party to any Assumed Contract), minus any professional fees and expenses and costs of administration paid by Sellers between September 30, 2002 and the Closing Date, and assume the non-tax priority claims set forth on schedule 2.1(a), of which $20,000,000 will be indefeasibly paid to the Banks;"

          5. Amendment of Paragraph Following Section 2.1(c). The last paragraph in Section 2.1 of the Agreement, which immediately follows Section 2.1(c), is hereby deleted and replaced in its entirety as follows:

                  "The Banks have agreed that subject to the fulfillment of the conditions precedent and delivery of the documents specified in Sections 7 and 8 hereof and the occurrence of a closing no later than 11:30 a.m. central time on December 31, 2002 of the sale of the Assets for an amount not greater than the Purchase Price (as the same may be adjusted pursuant to this agreement), the Banks will accept cash payment to them of $20,000,000 at closing pursuant to this agreement and the transfer to them of the Fort Worth Property to be in full and final satisfaction of all liabilities and obligations of Sellers to the Banks pursuant to the Amended and Restated Revolving Credit Agreement, dated October 13, 2000, and all related documents (the "Bank Debt") or otherwise, and at such closing the Banks will release all Liens they may have against the Assets and waive any rights to

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

          assert a deficiency claim against any other assets of the Sellers, including any proceeds from the sale of the Assets that are not payable to the Banks pursuant to the terms of this Agreement."

         6. Deletion of Section 2.2(b). Section 2.2(b) of the Agreement is hereby deleted. In place of the provisions of Section 2.2(b) that are presently set forth in the Agreement, the phrase "[intentionally deleted]" shall be deemed to appear. Additionally, all cross-references made to Section 2.2(b) in the Agreement are hereby deleted.

          7. Amendment of Section 2.2(c). Section 2.2(c) of the Agreement is hereby deleted and replaced in its entirety as follows:

                  "(c) After the Closing Date, the Sellers will seek to resolve the amount of any disputed priority tax claims (the aggregate amount of the filed, deemed-filed, or otherwise allowed priority tax claims are set forth on schedule 2.2(c) hereto). The aggregate amount of the priority tax claims that ultimately become "allowed" claims (pursuant to Section 502 of the Bankruptcy Code and Bankruptcy Rules 3003(b)(1),
         (c)(4) and 3007), shall hereinafter be referred to as "Allowed Tax Priority Claims." After the amount of Allowed Tax Priority Claims has been resolved, the Sellers (or any successor thereto) and Buyer will seek a Bankruptcy Court order permitting the Buyer to assume the Allowed Tax Priority Claims, so long as (a) the aggregate amount of (i) the Allowed Tax Priority Claims and (ii) the non-tax priority claims set forth on schedule 2.1(a) ("Non-Tax Priority Claims") does not exceed $1,000,000, and (b) any such Bankruptcy Court order is reasonably satisfactory to the Buyer and would enjoin the holders of the Allowed Tax Priority Claims under Sections 105 and 1129(a)(9)(c) of the Bankruptcy Code from pursuing any action against Buyer so long as Buyer complies with the Section 1129(a)(9)(c) payout procedures (such an order hereinafter referred to as a "Tax Claim Assumption Order"). If either (a) the aggregate amount of (i) the Allowed Tax Priority Claims and (ii) the Non-Tax Priority Claims exceeds $1,000,000, or (b) the Bankruptcy Court will not enter a Tax Claim Assumption Order, then the Buyer shall pay to Sellers, as additional purchase price for the Assets, the lesser of: (1) $1,000,000 minus the amount of the Non-Tax Priority Claims or (2) the amount of the Allowed Tax Priority Claims ("Additional Purchase Price"). Notwithstanding the foregoing, if the aggregate amount of (i) the Allowed Tax Priority Claims and (ii) the Non-Tax Priority Claims exceeds $1,000,000, the Buyer and Sellers (or their successor) will nevertheless make good faith efforts to obtain from the Bankruptcy Court a Tax Claims Assumption Order, authorizing the Buyer to assume as many of the Non-Tax Priority Claims as feasible, up to a level where the aggregate amount of Allowed Tax Priority Claims and Non-Tax Priority Claims assumed by the Buyer reach (but not exceed) $1,000,000, and, in such event, the Additional Purchase Price shall be the amount (if any) by which $1,000,000 exceeds the aggregate amount of Allowed Tax Priority Claims and Non-Tax Priority Claims assumed by the Buyer."

          8. Amendment of Section 3. Section 3 of the Agreement is hereby deleted and replaced in its entirety as follows:


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

                  "3. Closing Date. Subject to the terms and conditions of the Sale Approval Order (as defined in section 7.1(d)), the closing under this agreement shall take place at the Dallas offices of Haynes and Boone, LLP (or at such other place as may be agreed upon by the Buyer and Sellers) on December 30, 2002 or on such other date as the parties may agree upon. The date on which the closing is held is referred to in this agreement as the "Closing Date." At the closing, the parties shall execute and deliver the documents referred to in section 8."

          9. Amendment of Section 5.5. Section 5.5 of the Agreement is hereby deleted and replaced in its entirety as follows:

              "5.5 Available Capital. Affiliates of Buyer have access to at least $5,000,000 in capital to fund a portion of the Purchase Price payable pursuant to this agreement."

          10. Amendment of Section 6.1. Section 6.1 of the Agreement is hereby deleted and replaced in its entirety as follows:

              "6.1 Financing. On or prior to the Closing Date, the Buyer or its affiliates shall provide at least $5,000,000 in capital (including the amount paid as the Deposit) to finance the purchase of the Assets pursuant to this agreement. Sellers acknowledge that the sources of such capital may include proceeds from equity contributions to Buyer, proceeds from financing available to affiliates of Buyer, a loan from an affiliate of Buyer to Buyer, or other financial arrangements established by Buyer or its affiliates that are acceptable to the lender providing the financing contemplated by the Financing Commitment (defined below). The Buyer has obtained a customary commitment from an unaffiliated lender for additional financing in an amount not less than $15,887,600 (the "Financing Commitment") and has delivered a copy thereof to the Sellers, together with evidence that reasonably substantiates the proposed lender's financial ability to fund the financing.

          11. Amendment of Section 6.6. Section 6.6 of the Agreement is hereby deleted and replaced in its entirety as follows:

         "Sellers acknowledge that Buyer has incurred, and will incur, substantial expense and risk in pursuing consummation of the transactions contemplated by this agreement. Sellers agree that Buyer shall be entitled to reimbursement of actual, reasonable documented out-of-pocket expenses of up to $275,000 ("Expense Reimbursement"), and, subject to Bankruptcy Court approval, a break-up fee in an amount equal to the difference of (i) $375,000 minus (ii) the total amount of Expense Reimbursement paid to Buyer ("Break-Up Fee"). The Break-Up Fee and the Expense Reimbursement shall be paid to Buyer as follows: if Sellers receive a higher and better offer for the Assets than the Purchase Price set forth herein from a third party that is not affiliated with the Buyer at the Auction (as such term is defined in the Bidding Procedures Order) to be conducted pursuant to the Bidding Procedures Order, then Sellers shall pay to Buyer the Expense Reimbursement and the Break-Up Fee upon the closing of the sale of the Assets to such third party, regardless of whether such closing occurs on, prior or after 11:30 a.m. central time on December 31, 2002, unless Sellers terminate this agreement pursuant to section 10.1(c) solely because Buyer commits a material breach of any of its representations,

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

         warranties, covenants or obligations hereunder prior to 11:30 a.m. central time on December 31, 2002."

          12. Amendment of Section 7.1(b). Section 7.1(b) of the Agreement is hereby deleted and replaced in its entirety as follows:

                  "(b) Sellers shall have performed and complied with all obligations, covenants and conditions required by this agreement to be performed or complied with by Sellers prior to or at the closing;"

          13. Amendment of Paragraph Following Section 7.1(i). The last paragraph in Section 7.1 of the Agreement, which immediately follows Section 7.1(i), is hereby deleted and replaced in its entirety as follows:

                  "As used in this section 7.1, the term "Material Adverse Effect" shall mean any result, occurrence, fact, change, event or effect (whether or not (a) foreseeable or known as of the date of this agreement or (b) covered by insurance) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, has resulted in or could reasonably be expected to cause (i) any loss, damage or expense with a corresponding impact of greater than $250,000 to (A) the projected business and operations of Buyer during the 12-month period following the Closing Date, (B) the Assets or (C) the Assumed Contracts or (ii) adversely affect the ability of any Seller to perform on a timely basis any material obligation under this agreement or to consummate the transactions contemplated hereby. Notwithstanding the foregoing, (x) the "price challenge" received by Sellers that is disclosed in item (a) of schedule 4.6 and the resolution of that price challenge as disclosed by Sellers to Buyer, and (y) the appraisal of certain real property and certain items of equipment, machinery and other personal property of the Sellers received by the proposed lender that provided the Financing Commitment, shall not result in a Material Adverse Effect.

          14. Amendment of Section 8.2(a). Section 8.2(a) of the Agreement is hereby deleted and replaced in its entirety as follows:

                  "(a) wire transfer of immediately available funds in the amount of $22,650,000, plus the amount of all "cure" payments ordered to be paid by the Bankruptcy Court in connection with the assumption of the Assumed Contracts set forth on schedule 1.1(c), minus any professional fees and expenses and costs of administration paid by Sellers between September 30, 2002 and the Closing Date;"

         15. Deletion of Section 10.1(e). Section 10.1(e) of the Agreement is hereby deleted. In place of the provisions of Section 10.1(e) that are presently set forth in the Agreement, the phrase "[INTENTIONALLY DELETED]" shall be deemed to appear. Additionally, all cross-references made to Section 10.1(e) in the Agreement are hereby deleted.

          16. Amendment of Section 10.1 (f). Section 10.1(f) of the Agreement is hereby deleted and replaced in its entirety as follows:


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

              "(f) by either the Buyer or the Sellers, if the closing has not occurred by 11:30 a.m. central time on December 31, 2002."

          17. Amendment of Section 10.3(b). Section 10.3(b) of the Agreement is hereby deleted and replaced in its entirety as follows:

                  "(b) If this agreement is terminated as a result of the Buyer's (i) failure to obtain at least $4,250,000 in capital (in addition to the Deposit) prior to the closing (or commitments for the provision at the closing of such capital) as specified in the first two sentences of section 6.1, (ii) failure to obtain the additional financing contemplated by the Financing Commitment as a result of the Buyer's failure to use commercially reasonable efforts to obtain such financing or (iii) failure to consummate the transactions described in this agreement notwithstanding the satisfaction of the conditions to the Buyer's obligations set forth in section 7.1 hereof, other than any condition listed in sections 7.1(d) or (e) that is not satisfied because of a material breach by the Buyer of an obligation of the Buyer hereunder, then, if Sellers have not breached any of their material obligations under this agreement, Sellers shall be entitled to receive, as liquidated damages and not as a penalty, the Deposit (together with the interest thereon). If Sellers receive the Deposit in accordance with the immediately-preceding sentence, such receipt by Sellers of the Deposit (together with interest thereon) shall be in full settlement of any damages that Sellers may suffer or allege to have suffered as a result of any such breach by the Buyer and shall be the sole and exclusive remedy of Sellers in such event."

          18. No Further Amendments. Except as expressly amended hereby, all other provisions of the Agreement remain unchanged and in full force and effect.

          19. Governing Law; Severability. This Amendment shall be governed by the laws of the State of New York. The provisions of this Amendment shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions thereof.

          20. Counterparts. This Amendment may be executed in one or more counterparts that, when taken collectively, shall be deemed to constitute one original document.

                                    * * * * *

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

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.


                                  PINNACLE FRAMES AND ACCENTS, INC.


                                  By:
                                     -------------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------


                                  TANDYCRAFTS, INC.


                                  By:
                                     -------------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------


                                  TAC HOLDINGS, INC.


                                  By:
                                     -------------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------

                                  TANDYARTS, INC.


                                  By:
                                     -------------------------------------------
                                     Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------


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